Exhibit 4.12

Barclays Human Resources Level 31 One Churchill Place London E14 5HP

STRICTLY PRIVATE & CONFIDENTIAL

For the attention of the addressee only

Mr Tushar Morzaria

27 June 2013

Dear Tushar,

Following our recent discussions, we are delighted to extend an offer of employment to you as Deputy Group Finance Director.

Enclosed is a Summary of Key Terms and the applicable Schedules and Detailed Terms and Conditions which set out important conditions relating to your employment and which, together, form your employment agreement with Barclays (your “Agreement”).

You are also invited to participate in Barclays comprehensive flexible benefits programme, My Rewards, which allows you to tailor your benefits to suit your individual needs.

This offer is conditional upon you satisfying Barclays’ recruitment and screening conditions and procedures and the appropriate regulatory approvals. You will also need to provide certain documents on or before your first day of employment. HR Executive Services will be in touch with you shortly about these arrangements.

We look forward to welcoming you to Barclays.

Yours sincerely,

Irene McDermott Brown

Barclays Group HR Director

Summary of Key Terms

Introduction to this Section

This section is intended as an “at a glance” summary of the key terms of the offer to you. You must, therefore, read these terms in conjunction with any applicable Schedules and the enclosed Detailed Terms and Conditions which together form your contract of employment (your “Agreement”).

Name	Tushar Morzaria

Employing Company	Barclays Bank Plc (“the Company”)

Position

You will be employed as Deputy Group Finance Director. You will also be a member of the Barclays Group Executive Committee.

You will be appointed Group Finance Director from a date to be agreed between you and the Company in writing, such date being no later than 1 February 2014. From that date you will also be an executive director of the Company and Barclays PLC, subject to the Articles of Association of the relevant company as amended from time to time.

Start Date	On a date to be agreed between you and the Company in writing, subject to the pre-employment conditions being met to the Company’s satisfaction.

Place of Work	1 Churchill Place, London, E14 5HP and such other locations and offices as reasonably required in the performance of your duties.

Working Hours

Business hours from Monday to Friday, plus such additional hours as are required for the proper performance of your duties. Your working hours can be varied by the Company at its discretion, with reasonable notice.

Probationary period	Your employment is not subject to a probationary period.

Salary	£800,000 annually, subject to tax and other statutory deductions and payable on the 23rd of each month.

Discretionary Incentive Award

You may be eligible to be considered for a discretionary incentive award on an annual basis, at the absolute discretion of the Company and subject to you being eligible at the relevant time. Normally, awards are made in or around February, in respect of the previous financial year. Your maximum annual discretionary incentive award opportunity is 250% of salary (as at the date of award) or such lower maximum value as the Company may award in accordance with PRA, FCA or other regulatory requirements in force from time to time.

Pension

You will be entitled to an annual pension allowance of 25% of your salary, subject to tax and other statutory deductions. This will be paid in equal monthly instalments at the same time as your salary. This payment shall be reduced by the amount of any contributions the Company is required to make in respect of you under the Pensions Act 2008 or any successor legislation in the relevant month. A contracting-out certificate for pensions purposes is not in force in relation to your employment.

Relocation	Your relocation benefits are set out in Schedule 2 (attached).

Other benefits	You are eligible to participate in the “My Rewards” programme. The programme allows you to tailor your benefits to suit your needs.
Initial Incentive Awards on joining

In respect of any discretionary awards granted to you by your previous employer and forfeited by you, you will be recommended for a Share Buyout Award with a preliminary value of £3,280,786.

Any such awards are made subject to the terms set out in Schedule 1 (attached). “Preliminary value” means the value attributed to the awards on or around the date of this offer, based on the forfeiture information as received by the Company at the time of this offer being made (where relevant). However this may be subject to change by the Company at its discretion and is intended as being indicative at this stage only. Please see Schedule 1 for more information on this award.

Barclays Long Term Incentive Plan

You will be eligible to be considered on an annual basis for participation in the Barclays Long Term Incentive Plan or an alternative long term incentive plan at the Company’s discretion (the “Barclays LTIP”), subject to the rules of the Barclays LTIP in force from time to time. Any award or recommendation shall be at the absolute discretion of the Company. You will be eligible to be considered for an award under the Barclays LTIP with a total maximum market value in any one year of an amount up to 400% of your salary, calculated at the time of grant of any such award subject to the terms set out in Schedule 1 (attached).

For the 2014 to 2016 performance period, you will, subject to the terms set out in Schedule 1 (attached), be recommended for an award under the Barclays LTIP with a value at the time of grant of £1,066,667 (based on 33% of the maximum, i.e £3,200,000).

Annual Leave	Your annual leave entitlement is 30 days per year. Further details are included in the Detailed Terms and Conditions.

Notice Period	The Company may terminate your employment by giving you twelve months written notice. You may terminate your employment by giving the Company six months written notice.

Further information on Notice is included in the Detailed Terms and Conditions.

Overtime	You will not receive any additional remuneration or time off in lieu for work performed in addition to your normal hours of work.

Data Privacy

The Company processes employee information for administrative and other purposes related to your employment and the conduct of the business of the Barclays Group (the “Agreed Purposes”). Processing includes obtaining, holding, editing, destroying and disclosing employee information to any Barclays Group company and/or any third parties (for example, insurers, pension scheme trustees, banks and other employers following a business transfer or merger) for the Agreed Purposes (“Processing” or “Process”).

The Company may transfer employee information to any Barclays Group company and/or any third parties (for example, insurers, pension scheme trustees, banks and other employers following a business transfer or merger) in order to Process employee information for the Agreed Purposes.

You agree to provide your employee information to the Company and consent to the Processing of employee information for the Agreed Purposes. This may include transfers to recipients based in another country to your place of employment (either within or outside the European Economic Area).

You agree that the Company and/or any Barclays Group company may monitor and/or record your use of office equipment, for example, e-mail, internet, telephones and mobile telephones for the purposes of compliance with Company procedures and policies, maintenance, security and regulatory requirements or as permitted by law.

Confidentiality

It is important that you recognise that during your employment with the Company you will have access to, and be entrusted with, confidential information and trade secrets relating to the Company, the Barclays Group and any of our clients and customers. Both during and after your employment you must comply with all policies and procedures relating to confidentiality, confidential information and trade secrets and any stricter policy which applies to your role.

Full details of the post-termination restrictions you will be bound by are included in the Detailed Terms and Conditions.

Acceptance

In accepting this Agreement, you confirm that all information provided by you to us in connection with this offer of employment (including at interview) is true and not misleading. You further agree that you will notify us of any change in that information between the date of this offer of employment and the Start Date and during the term of your employment with the Company, including any change in the information you provided during the pre-employment recruitment and screening process and any change in the circumstances of the termination of your employment with your current employer.

By accepting this offer, you agree to be bound by the terms of your Agreement. This includes the Summary of Key Terms, any applicable Schedules and the enclosed Detailed Terms and Conditions. Your Agreement sets out the complete and exclusive agreement between you and the Company and supersedes all proposals or prior agreements, oral or written and all other communications between the parties relating to the subject matter of this Agreement. In the event of any conflict between the Summary of Key Terms and any applicable Schedules and the Detailed Terms and Conditions, the Detailed Terms and Conditions will prevail. In addition, by accepting this offer you will be deemed to confirm that you have received, read, understood, agree and will comply with the requirements detailed in the Detailed Terms and Conditions.

Yours sincerely,

Irene McDermott Brown Print Name	Date

I have read, understood and agree to the terms of the Agreement (including the terms set out in any applicable Schedules and the Detailed Terms and Conditions section).

Tushar Morzaria Print Name	Date

Schedule 1

Your Incentive Awards on Joining

1.

This Schedule sets out the terms that apply to any incentive awards that may be made to you in addition to your salary and any allowances. Unless otherwise specified, the terms used in this Schedule will have the same meaning as the same terms used elsewhere in this Agreement. For the avoidance of doubt, any awards made to you will not form part of your pensionable salary.

2.	For the purposes of this Schedule, “Eligible Employment” means that, at the relevant time you have fulfilled to the Company’s satisfaction each of the following conditions:

(a)	You have completed the recruitment procedures;
(b)	Your active employment has commenced;
(c)

Your employment has not been terminated for gross misconduct or cause or fundamental breach of contract or for a serious breach of the Risk and / or Compliance requirements of the Barclays Group (nor have you been given notice of termination for those reasons);

(d)	You have not ended your employment or given the Company notice to voluntarily terminate your employment; and
(e)	You have complied with the provisions of this Agreement.

3.

Provided that you are in Eligible Employment at the time of payment and / or award and / or request (as applicable) and subject to the terms and requirements of this Schedule, you will be entitled to the following:

SHARE BUYOUT AWARD

In respect of any share awards granted to you by your previous employer and forfeited as a result of you accepting an offer of employment with the Company (the “Forfeited Share Award(s)”), you will, subject to the terms below, be recommended for a provisional allocation of Shares under the Barclays Group Joiners Share Value Plan (or another incentive plan as determined from time to time) (“JSVP”) (the “Share Buyout Award”).

The market value of the Forfeited Share Awards and the number of Shares to be provisionally allocated will be calculated by reference to the closing Share price on the London Stock Exchange or such other appropriate securities exchange (or by such other appropriate method as determined by the Barclays Group Share Schemes Committee where the relevant shares are not listed on any such securities exchange) and the share price and closing foreign exchange rates (as applicable to the Forfeited Share Award(s)) on your Start Date.

The value of any forfeited share options (the “Forfeited Options”) and the number of Shares recommended to be provisionally allocated to you will be calculated using the standardised approach as operated by the Company. This approach applies the “Generalised Black-Scholes Model Valuation”. The Forfeited Options will be valued to their first exercise date and by reference to the closing share price and closing foreign exchange rates (as applicable to the Forfeited Options) on your Start Date.

The making, vesting and release of any Share Buyout Award are, at all times, subject to the rules of the JSVP from time to time in force and the discretion of the Barclays Group Share Schemes Committee. For the avoidance of doubt, the Company reserves the right to make any Share Buyout Award (or a proportion of any Share Buyout Award) as a cash award under the terms of an incentive plan as determined by the Company from time to time.

Any Share Buyout Award will be recommended to be released subject to a similar vesting schedule as the Forfeited Share Award(s) and Forfeited Options, as determined by the Barclays Group Share Schemes Committee at its discretion. Share Buyout Awards are typically scheduled to be released on or around the nearest quarter end date that most closely mirrors the vesting schedule of the Forfeited Share Award(s) and Forfeited Options. Further detail in relation to any Share Buyout Award will be included in your award letter.

Any Share Buyout Award (including the quantum, release schedule and terms of any such award) is at all times subject to you providing evidence satisfactory to the Company, within three months after the Start Date, that (i) the loss of entitlement to your Forfeited Share Award(s) and Forfeited Options solely resulted from the acceptance of the offer of employment from the Company and your subsequent resignation of employment with your current employer; and (ii) the Forfeited Share Award(s) and Forfeited Options would reasonably have been expected to vest in full had you not accepted the offer of employment from the Company. The determination of what constitutes satisfactory evidence in this regard is a decision which will be made at the Company’s sole discretion.

For the avoidance of doubt if, within three months of the Start Date, you have not provided the Company with appropriate evidence of the loss of entitlement to your Forfeited Share Award(s), then the Share Buyout Award may not be made. Furthermore, if your previous employer decides to make an award or payment for which the Company has specifically compensated you on the basis above, you must inform the Company immediately, which at its sole discretion may require you to pay to it an amount equivalent to the value of the Share Buyout Award previously released or paid to you. If you fail to so inform the Company immediately, you may be subject to disciplinary action up to and including summary dismissal without notice or pay in lieu of notice.

INITIAL LONG TERM INCENTIVE AWARD

In 2014 you will be recommended to the Barclays Board Remuneration Committee for an award under the Barclays Long Term Incentive Plan (or an alternative plan at the Company’s sole discretion) for the 2014 to 2016 performance period (the “Barclays LTIP Award”). The value of any Barclays LTIP Award shall be as set out in the Summary of Key Terms. Any award that may be made to you shall be subject to the rules of the Barclays LTIP from time to time in force, including any applicable performance conditions.

4.

Any incentives or compensation (including their quantum and structure) payable to you by any member of the Company or Barclays Group company (under this Agreement or otherwise, including any guaranteed or conditional amounts and including, where applicable, the payment and settlement schedule and split of cash and Shares as set out in your Agreement) are subject to limitation or modification to the extent reasonably deemed necessary by the Company including in order to remain consistent with Barclays remuneration policy (as amended from time to time) or to comply with laws and regulations, including any regulations or guidance published by the PRA or FCA (or other regulatory authority) from time to time.

Notwithstanding the foregoing, a limitation or modification may be made to the payment and/or settlement schedule of an award only to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other applicable guidance thereunder.

5.

If you are subject to any investigation or disciplinary process at the time when communication, payment or making of any payment and / or award would otherwise occur, then the delivery of that payment and/or award will be suspended. If on conclusion of any investigation and/or disciplinary process, you are dismissed for gross misconduct or cause and / or have committed any serious breach of the Risk and / or Compliance requirements of the Barclays Group, then no payment and / or award will be made to you. If no disciplinary action (or disciplinary action short of dismissal) is taken against you, then a payment and / or award may be made to you after the conclusion of that process. Where disciplinary action short of dismissal is taken against you, the amount of any award and / or payment to which you are entitled may be reduced by the Company in its sole discretion. For the avoidance of doubt, any award and / or payment may be reduced to nil in such circumstances.

6.

Where any award or release of Shares or payment of cash is considered a taxable event, any tax and other statutory withholdings will be made. For the avoidance of doubt, any tax liability which arises in excess of the statutory withholdings that the Company is required to make will be your responsibility.

7.

Any release or grant of Shares referred to in this Schedule will only be made at a time when the Company is not subject to any restrictions (such as the requirements of the Model Code of the UK Listing Rules as to close and / or prohibited periods) on the granting or release of awards.

8.	For the avoidance of doubt, the Company may make any share awards to you in cash at its discretion.

9.

Any unpaid or unvested award (or portion of an unpaid or unvested award) may be reduced (to nil if appropriate) at the Company’s discretion. For the avoidance of doubt, the Company may exercise its discretion including as a result of:

(a)

Barclays PLC or any subsidiary’s financial statements having been materially restated for the period for which the award was made other than restatement due to a change in accounting policy or to rectify a minor error; or

(b)	Your actions having, in the reasonable opinion of the Barclays Board Remuneration Committee, following consultation with the Company:

I.	deliberately misled the management of the Company, the market and/or Barclays PLC shareholders regarding the financial performance of Barclays PLC or of any subsidiary; or
II.	caused harm to the reputation of the Barclays Group; or
III.

amounted to misconduct, negligence, incompetence or poor performance (“misconduct”, “negligence”, “incompetence” and “poor performance” as determined by the Barclays Board Remuneration Committee acting in good faith, following consultation with the Company); or

(c)

The Barclays Group or any of its subsidiaries, in the reasonable opinion of the Barclays Board Remuneration Committee, following consultation with the Risk Committee, has suffered a material failure of risk management.

10.

Should the Company become aware that the amount of any award that has been paid or released to you was calculated on the basis of any false, incorrect or misstated information, then, the Company may, within one year of any such payment or release being made, request that you repay any amount (or part of any amount) as may be determined in Barclays discretion, acting in good faith. You agree that in the event a repayment obligation arises the Company is authorised to deduct the appropriate amount from your salary or any other amounts due to you.

11.

The awards and/or recommendation referred to in this Schedule do not and should not be interpreted as giving rise to any right to, or legitimate expectation of, future awards or participation in future plan cycles.

Schedule 2

Relocation provisions

1.

This Schedule is annexed to the Agreement; but (except for paragraphs 8 and 9) is not intended to create binding contractual obligations. However, paragraphs 8 and 9 form part of the Agreement and are contractually enforceable.

2.

In this Schedule “Gross Misconduct” shall mean an act of gross misconduct or any act or omission entitling the Company to terminate your employment without notice or payment in lieu of notice; and all other terms in this Schedule shall have the same meaning as the same terms in the main body of the Agreement.

3.

Subject to satisfaction of all of the following conditions at the date a payment or request is due to be made, you shall be eligible at the Company’s discretion for the Relocation Assistance described in paragraph 4:

(i)	you have satisfactorily completed the Company’s pre-employment screening process; and

(ii)	your employment has commenced (although this condition shall not apply to paragraphs 4(i) and (iii)); and

(iii)	your employment has not been terminated for Gross Misconduct or capability (nor have you been given notice of termination for Gross Misconduct or capability); and

(iv)	you have neither given the Company notice to terminate your employment nor otherwise ended your employment; and

(v)	you have complied with the provisions of this Agreement.

4.

Provided that the conditions set out in paragraph 3 above are satisfied, you shall be eligible for the following discretionary benefits (“Relocation Assistance”) in connection with your move to the UK, covering:

(i)	Flight

The Company will reimburse a one-way business class air ticket to transport you and your accompanying dependant family members from the US to the UK. You should book this on the most direct and cost-efficient route using Barclays Global Travel Services in the US. The Company will also arrange travel for you and your accompanying dependant family members from the arrival airport to your accommodation.

(ii)	Accommodation
(a)	If you cannot move into permanent accommodation immediately upon arrival in the UK, the Company will arrange accommodation at its expense for a maximum of 30 days.
(b)	The Company will provide the support of a third party supplier in negotiating the lease of a property in the UK.
(c)	The Company will assist you in finding a home in the UK by providing you with the services of its usual home search agency, and verifying your employment status as required for a personal lease.

(iii)	Removals Assistance

The Company will bear the costs for packing, unpacking, transport and insurance (insurance up to a maximum value of GBP 125,000) of your personal effects up to agreed limits in line with the international relocation programme or such other relevant policy that may apply to you and as amended from time to time.

Shipment by sea or road	40ft Container
Air freight	1000 lbs

There are several items for which Barclays will not bear the costs of shipping and these include, but are not restricted to, pets, plants, wines, spirits, boats, pianos or other objects which require special handling.

You will be advised of the company that will assist you with your household goods shipment. The relocation company will then contact you to undertake a survey of your requirements. Following the survey, the relocation company will submit a quote to the Company for the cost of moving your personal effects to the UK. Actual packing and shipment of your goods can only occur after the Company has seen and approved the relocation company quote.

(iv)	Tax

To assist you in tax compliance matters, the Company will pay the fees (up to a maximum of £25,000 per annum) associated with our global tax provider preparing and completing your UK and your and your wife’s US annual tax return for the fiscal years 2013, 2014 and 2015, subject to you remaining in the employment of the Company for the entire period to which the tax return refers.

(v)	Return flights

The Company will reimburse three return business class air tickets to transport your wife and two children from the US to the UK.

5.	Subject to paragraph 6 below, if any of the benefits outlined in paragraph 4 are not used, no cash in lieu of that benefit will be paid.

6.

As an alternative to receiving the Relocation Assistance outlined in paragraph 4 above, you may, provided you are eligible for the Relocation Assistance, elect to receive a one-off relocation allowance, of an amount to be determined by the Company, to cover the costs associated with your relocation (“Relocation Allowance”). Any such Relocation Allowance will be subject to applicable deductions for tax and social security contributions.

7.	If, on the date a payment or benefit is due to be made you are under suspension for a disciplinary matter which may result in your dismissal for Gross Misconduct, the payment or request will be delayed until the conclusion of any investigation and disciplinary process. If, on conclusion of this process, you are not dismissed for Gross Misconduct any payments or benefits to which you are entitled will be paid, made or released as soon as practicable after notification to you of the final outcome of the disciplinary process.

8.	If, before the end of the 12-month period beginning on the Start Date:

(i)	you serve notice to terminate your employment or otherwise end your employment, or

(ii)	you are dismissed by reason of Gross Misconduct,

the total gross cash value of any Relocation Assistance (or, if you have made an election under paragraph 6 above, the total gross amount of any Relocation Allowance) will become immediately repayable to the Company plus the cost to the Company of providing you with the relevant non-cash benefits.

9.	Paragraph 5 of the Detailed Terms and Conditions shall apply to any amounts which become payable to the Company as a result of this Schedule.

10.

The benefits and payments set out in paragraph 4 are discretionary and subject to the international relocation programme or such other relevant policy that may apply to you and as amended from time to time; but in the event of any conflict between those paragraphs and the said policy, the terms of the policy shall prevail.

Detailed Terms and Conditions

Introduction

About the Detailed Terms and Conditions

The purpose of the Detailed Terms and Conditions is to provide you with the relevant information on what Barclays expects from its employees.

The Detailed Terms and Conditions also set out a list of key practices, guidelines and processes that the Barclays Group has developed as part of our high performance culture and, in accordance with your contractual obligations, must be adhered to at all times. Further information and policies can be found on your own business unit intranet site.

It is important that we review our policies and procedures to ensure that we stay at the leading edge, enabling us to be one of the most admired financial services companies in the world. From time to time, our policies and procedures do change and you must familiarise yourself with them on joining and periodically throughout your employment. References in the Detailed Terms and Conditions to a policy, practice, guideline and / or process generally are references to the relevant policy, practice, guideline and / or process in force at the relevant time.

You should also refer to Appendix 1 which sets out definitions of the terms used in the Detailed Terms and Conditions.

  Your Detailed Terms and Conditions of Employment

1.	Introduction to this Section

This section sets out your detailed terms and conditions of employment and should be read alongside your enclosed Summary of Key Terms and any applicable Schedules. These documents form your employment agreement with the Company and are referred to in this document as your “Agreement”. By signing the Agreement you confirm that you have read, understood and agree to the terms set out in the Detailed Terms and Conditions.

2.	Pre employment and ongoing conditions

2.1

You understand that the Company’s offer of employment is made to you subject to and conditional on the completion of certain pre-employment procedures and processes. The pre-employment procedures include, but are not limited to:

(a)	receipt of references and documentary proof that are satisfactory to the Company that you are legally entitled to reside and work in your country;

(b)	completion of credit checks to the satisfaction of the Company;

(c)	where criminal record checks are applicable to your role, completion of those checks to the satisfaction of the Company;

(d)	if requested by the Company, a medical examination by the Company’s medical advisers;

(e)	where PRA, FCA and / or any other regulatory approval required for your appointment having been obtained; and

(f)	the Company receiving a signed copy of the Agreement from you.

2.2

Whilst every effort will be made to complete the pre-employment procedures before your Start Date, this may not always be possible and the Company may terminate your employment at any time on minimum statutory notice if the procedures are not completed to our satisfaction or within a reasonable period of time.

2.3

This offer of employment and your continued employment is also subject to your obtaining, holding and continuing to hold all applicable qualifications, licences and registrations as required by your role. Your continued employment is conditional on all PRA, FCA and / or other regulatory approvals required for your role having been obtained and not having been withdrawn by the Company or a Barclays Group company following consultation with the PRA and / or FCA (or other relevant regulatory body).

3.	Place of Work and Mobility

Your place of work is as set out in your Summary of Key Terms. However you may need to travel to other locations and offices as reasonably required in the performance of your duties. You agree that you will travel to such places (both inside and outside the UK) as the Company may reasonably require from time to time. Should the Company need to permanently change your place of work, you will be given reasonable notice of any such change.

4.	Duties

4.1	During your employment with the Company you (i) acknowledge that your seniority and the fiduciary nature of your position place you in a position of trust and (ii) agree that you will:

(a)	devote the whole of your working time and attention to the business of the Company and the Barclays Group;

(b)

diligently and faithfully perform such duties and exercise such powers and functions as may reasonably be assigned to you by the Company in relation to its business and that of the Barclays Group to the best of your ability and with integrity, due skill, care and diligence;

(c)	use your best efforts to promote and protect the interests of the Barclays Group and not do anything to harm those interests;

(d)	subject to the Articles of Association of each relevant company, serve as director of the Company, of Barclays and of such other Barclays Group Companies as the Company directs from time to time;

(e)	familiarise yourself with your duties under ss171 to 177 Companies Act 2006 and at all times conduct yourself in accordance with those duties;

(f)

comply with all reasonable requests, instructions and regulations given by the Company and promptly provide such explanations, information and assistance as to your activities in the business of the Barclays Group as they may reasonably need;

(g)

neither engage in any activities which would detract from the proper performance of your duties under this Agreement, nor (without the prior written consent of the Company) in any capacity including as director, shareholder, principal, consultant, agent, partner or employee engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever. This paragraph will not prevent you holding for investment purposes only, shares or securities which do not exceed three per cent (3%) in nominal value of the share capital or stock of any class of any company quoted on a recognised stock exchange; and

(h)

report any actual or proposed unlawful activity or behaviour affecting the Barclays Group by you or any other employee, officer, contractor of the Barclays Group or any other person to the Group CEO (or, if they are potentially involved in such unlawful activity or behaviour, to the other members of the Board) immediately on becoming aware of it.

4.2	From the Start Date you shall have the benefit of such directors’ and officers’ liability insurance as may be purchased by Barclays from time to time, subject at all times to its terms and conditions.

5.	Salary and allowances

Your salary will be paid monthly on or around the 23rd of each month and is subject to tax and other applicable withholdings. Your salary and any allowances will accrue on a daily basis and will be paid pro rata if you are employed for part of a month. The salary set out in the Summary of Key Terms is your salary prior to participation in any salary sacrifice arrangements. If you participate in any such arrangements via My Rewards, your salary will be reduced as appropriate to reflect the terms of your participation, and your post-sacrifice salary will be reflected in your payslip. Any allowances made to you, as set out in the Summary of Key Terms will not be pensionable.

Your salary will be reviewed annually without commitment to increase. The Company may deduct from any payments to you any money owed by you to any Barclays Group company.

6.	Discretionary incentive award

6.1

You may be eligible to be considered for a discretionary incentive award on an annual basis. The value, form, conditions of delivery and timing of any such awards are at the Company’s discretion. This discretion includes the right to make the award or a proportion of the award in a form other than cash, including an award of Shares and to defer an element of an award under the terms of a Barclays Group incentive plan.

6.2

Any discretionary incentive award will only be made if, at that time, you are in employment and are not under notice (whether given or received) nor under suspension or investigation for a regulatory or disciplinary matter.

6.3

If you are subject to any investigation or disciplinary process at the time when communication, payment or making of any payment and / or award would otherwise occur, then the delivery of that payment and / or award will be suspended. If on conclusion of any investigation and / or disciplinary process, you are dismissed for gross misconduct or cause and / or have committed any serious breach of the Risk and / or Compliance requirements of the Barclays Group, then no payment and / or award will be made to you. If no disciplinary action (or disciplinary action short of dismissal) is taken against you, then a payment and / or award may be made to you after the conclusion of that process. Where disciplinary action short of dismissal is taken against you, the amount of any award and / or payment to which you are entitled may be reduced by the Company in its sole discretion. For the avoidance of doubt, any award and / or payment may be reduced to nil in such circumstances.

6.4

Notwithstanding paragraph 6.3, any unpaid or unvested award (or portion of an unpaid or unvested award) may be reduced (to nil if appropriate) at the Company’s discretion. For the avoidance of doubt, the Company may exercise its discretion including, but not limited to, as a result of:

(a)

Barclays PLC or any subsidiary’s financial statements having been materially restated for the period for which the award was made other than restatement due to a change in accounting policy or to rectify a minor error; or

(b)	Your actions having, in the reasonable opinion of the Remuneration Committee, following consultation with the Company:

i.	deliberately misled the management of the Company, the market and/or Barclays PLC shareholders regarding the financial performance of Barclays PLC or of any subsidiary;
ii.	caused harm to the reputation of the Barclays Group;
iii.

amounted to misconduct; negligence, incompetence or poor performance (“misconduct”, “negligence”, “incompetence”, and “poor performance” as determined by the Remuneration Committee acting in good faith, following consultation with the Company); or

(c)

The Barclays Group or any of its subsidiaries, in the reasonable opinion of the Remuneration Committee, following consultation with the Risk Committee, has suffered a material failure of risk management.

6.5

Should the Company become aware that the amount of any award that has been paid or released to you was calculated on the basis of any false, incorrect or misstated information, then, the Company may, within one year of any such payment or release being made, request that you repay any amount (or part of any amount) as may be determined in Barclays discretion, acting in good faith. You agree that in the event a repayment obligation arises the Company is authorised to deduct the appropriate amount from your salary or any other amounts due to you.

6.6

A payment of cash and / or a release of Shares or other instruments under an award will be subject to tax and other applicable withholdings and will be subject to the rules of any applicable incentive plan.

6.7	You have no contractual right to receive an award, and the making of an award in any year does not give rise to any obligation on the Company to make an award in any future year.

7.	Pension and other benefits

7.1

The Company operates My Rewards, a flexible benefits programme for its employees and your Benefits Allowance provides you with the opportunity to choose your benefits from a range included in the programme. The Company may amend the Benefit Allowance (up or down) at its discretion.

7.2

Benefits available to you are set out in full on the My Rewards website but currently include the Barclays Pension Savings Plan, Annual leave, Life assurance, Healthcare (for you and your dependent family members) and Ill Health Income Protection.

7.3

The Company has the right at its discretion to amend or withdraw the benefits included in My Rewards at any time and without any compensation or notice to you and / or replace My Rewards with an alternative programme at its discretion.

7.4

Participation in any benefits scheme under My Rewards is subject to the rules of the relevant schemes, which may vary from time to time, and is subject to you satisfying any applicable requirements of the insurers or third party providers (where relevant). Your participation may be excluded where, in Barclays opinion, cover can only be obtained on the basis that exceptional conditions or unusually high premiums are imposed or levied by the insurer or provider.

7.5

The Company will, during your employment, provide you with a monthly payment in lieu of pension contribution. The payment shall be equal to the amount set out in the Summary of Key Terms. It will be paid monthly, net of tax and applicable withholdings at the same time as your salary. The payment will be reduced by the amount of any contributions the Company is required to make in respect of you under the Pensions Act 2008 or any successor legislation in the relevant month. A contracting-out certificate for pensions purposes is not in force in relation to your employment.

7.6	In the event of your death whilst in service of the Company, a lump sum of four times salary at the date of death shall be payable (subject to tax and applicable withholdings).

8.	Annual Leave

8.1

Your annual leave entitlement is set out in the Summary of Key Terms. Barclays annual leave year runs from 1 April to the 31 March the following year. You are obliged to take all your annual leave entitlement in the relevant year. Your annual leave dates must be agreed in advance with the Group CEO. A maximum of 5 days annual leave may be carried over to the next annual leave year, any such unused part of your annual leave entitlement you wish to carry forward into the next annual leave year will require the express written consent of the Group CEO.

8.2

If your employment begins during the annual leave year, your annual leave entitlement (plus any Bank or Public Holidays which fall during this period), will be calculated pro rata. On leaving the Company’s employment, the Company reserves the right to ask you to take any unused accrued annual leave during your Notice Period. Alternatively, at the Company’s sole discretion you may be paid salary pro rata in lieu of any (accrued but untaken) annual leave entitlement. If you have taken more annual leave than your accrued entitlement, you may be required to repay to the Company an amount equivalent to any annual leave taken in excess of your pro rata annual leave entitlement, and the Company is authorised to deduct the appropriate amount from your final salary instalment or any other sum owed by the Company to you at the Termination Date.

9.	Intellectual Property

9.1	For the purposes of this paragraph:

“Intellectual Property Rights” means (i) copyright and related rights, patents, know-how, confidential information, database rights, Inventions and rights in trade marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“Invention” means any invention, idea, discovery, development, improvement or innovation made, whether or not patentable or capable of registration, and whether or not recorded in any medium; and

“Works” means all documents, materials, software, photographic or graphic works of any type, and other materials in any medium or format which are created or developed, or are in the process of being created or developed, or used (whether in final form or otherwise) by you or on your behalf or by the Company in the course of your employment with the Company or for the benefit of the Company and which are protected by, contain or relate to any Intellectual Property Rights.

9.2

You will promptly disclose and deliver up to the Company all and any Works conceived, or made by you during and in the course of your employment (whether conceived, or made during normal working hours, in your normal place of work, or in conjunction with others, or otherwise). You agree to provide the Company with all originals and copies of all correspondence, documents and other materials in whatever medium or form relating to or concerning the Works and the Intellectual Property Rights they contain.

9.3

You agree that you will only use the Works to perform your obligations under your Agreement and that you will not make personal copies of any Works other than for the purposes of your employment with the Company.

9.4

You acknowledge that you have, and will have at all times while you are employed by the Company, a special obligation to further the interests of the undertakings of the Company, and that all Works and Intellectual Property Rights in the Works will automatically, on creation, belong to and vest in the Company absolutely to the fullest extent provided by law

9.5

To the extent that the Works and Intellectual Property Rights do not vest in the Company automatically, you will hold such Works and Intellectual Property Rights on trust for the benefit of the Company until the Works and Intellectual Property Rights vest absolutely in the Company.

9.6

You agree that you will immediately, upon request and at the Company’s expense, provide all such documents and assistance as may be necessary to vest the Works and Intellectual Property Rights in the Works in the Company, to enable the Company to enjoy the full benefit of the Intellectual Property Rights, and to enable the Company to enforce its Intellectual Property Rights against third parties or defend claims brought against the Company in relation to any Intellectual Property Rights.

9.7

By signing your Agreement you agree to assign to the Company all current and future Intellectual Property Rights in the Works and any other proprietary rights capable of assignment by way of present assignment of future rights for the full term of such rights.

9.8

You unconditionally and irrevocably waive your moral rights in relation to existing and future Works, including your right to be identified as the author of the Works and not to have the Works subject to derogatory treatment. You acknowledge that, except as may be expressly provided by law, no further remuneration or compensation other than that provided for under your Agreement is or may become due to you.

9.9

When your Agreement expires or terminates, for whatever reason, you will immediately deliver up to the Company all Works in your possession or under your control, and under no circumstances may any Works be retained by you except with the prior written consent of the Company.

9.10

Without prejudice to any specific legal rights which you may otherwise have, you acknowledge that no further remuneration or compensation other than that expressly provided for in your Agreement will become due to you in respect of your compliance with this Section 9.

10.	Confidentiality

10.1

During your employment with the Company or at any time afterwards, you must not disclose to any person or make use of any Confidential Information or trade secrets that you have obtained in the course of your employment. This includes information that you have acquired in the course of your employment concerning the business or affairs of the Company and/or any other Barclays Group company or our customers. You are required to use your best efforts to prevent the unauthorised publication or disclosure of any such confidential or secret information. Exceptions to this are the use of information for the proper performance of your duties under your Agreement, where the Company has given written consent or disclosure is required by law, where the information is already in or comes into the public domain (other than by your unauthorised disclosure), or any protected disclosure within the meaning of section 43A Employment Rights Act 1996.

10.2

During your employment or at any time afterwards, you must not make any copy or record (whether recorded in writing, on computer disc, electronically or otherwise) of any Confidential Information or trade secrets, unless this is required for the proper performance of your duties under your Agreement. Any such information belongs to the Barclays Group and must be returned by you either at any time during the course of your employment on the request of the Company and immediately on termination of your employment.

10.3

For the purposes of your Agreement, “Confidential Information” means information concerning the business, affairs, finance, clients or trade connections of the Company, any member of the Barclays Group, or any of its customers, clients, suppliers or agents. This includes but is not limited to:

(a)	commercially sensitive information or trade secrets;

(b)	corporate and marketing strategy, business development plans, sales reports and research results;

(c)

business methods and processes, technical information and know-how relating to the Barclays Group’s business and which is not available to the public generally, including inventions, designs, programmes, techniques, database systems, formulae and ideas;

(d)

business contacts, lists or details of clients and suppliers and details of contacts with them, their business or affairs, including client names and client contact details, financial and personal affairs, and trading history and methodology;

(e)

information on employees and the terms and conditions of their employment, details of employee benefits, incentive schemes/plans, salary scales and/or current or anticipated trade union/employee disputes;

(f)

information or details of any actual, potential or threatened litigation, legal action, claim, dispute or arbitration against or with any member of the Barclays Group or any current or former director, officer or employee of the Barclays Group in such capacity and any information in respect of provisions for any such action;

(g)

information or details in connection with any actual or potential judicial, regulatory or governmental investigation of the Barclays Group, its business or activities, or any current or former director, officer or employee of the Barclays Group;

(h)	budgets, management accounts, trading statements and other financial reports;

(i)	unpublished price sensitive information relating to Shares or securities listed or dealt in on any recognised stock exchange; and

(j)

any other information which any member of the Barclays Group or any of its employees or consultants has identified (orally, in writing, or by its or their actions) as being secret or confidential in nature or which would reasonably be considered as confidential.

11.	Regulatory compliance and dealing codes

11.1	The nature of the Barclays Group’s business is such that it is authorised and regulated by the PRA, FCA and /or other regulators in the jurisdictions in which it operates.

11.2

It is your responsibility to know, understand and comply with all legal, regulatory and governance obligations, including the provisions of the regulatory and compliance policies that are relevant to you. If you are in any doubt as to your responsibilities in this regard or the rules which apply to you, you must contact the Group CEO or Barclays Group Compliance. You must at all times and in all respects comply with the UK Corporate Governance Code.

11.3

If you are a PRA and / or FCA approved person you must comply with the PRA / FCA Statement of Principles and Code of Practice for Approved Persons, or any equivalent principles or standards as in force from time to time. Failure to meet the Principles / Standards and / or to comply with the Code of Practice may result in investigation by the PRA and / or FCA and the Company, and / or disciplinary action being taken against you by the Company which may result in the termination of your employment.

11.4

You agree to be bound by and comply with the Barclays Group Share Dealing Code and with any more stringent dealing rules applicable to you. In particular, you agree not to make any investment, directly or indirectly, in any company or business which is a customer or client of the Barclays Group and which may in the reasonable opinion of the Company be expected to cause your personal or family interests to conflict with your duty to the Company in any respect.

11.5

Any incentives or compensation payable to you by any member of the Company or Group Company (under this Agreement or otherwise, including any guaranteed or conditional amounts and including, where applicable, the payment and settlement schedule and split of cash and Shares as set out in your Agreement) are subject to limitation or modification to the extent reasonably deemed necessary by the Company including in order to remain consistent with Barclays remuneration policy (as amended from time to time) or to comply with laws and regulations, including any regulations or guidance published by the PRA and / or FCA (or other regulatory authority) from time to time.

12.	Expenses

There may be occasions when you incur business expenses for instance, travelling to a training course or visiting another business location for a meeting. Any expenses must be pre-approved and claimed promptly and will be reimbursed to you in line with our procedures, a copy of which can be found on your intranet.

13.	Attendance at work

13.1	Your Summary of Key Terms will provide you with details of the particular working pattern that applies to you, and any specific arrangements that may apply regarding changes to this pattern.

13.2

From time to time, the Company may need to vary your hours, days and times of work if this is necessary to accommodate the needs of the business or the absence of your colleagues. Should the Company need to vary your working hours, you will be given reasonable notice of any such changes.

14.	Sickness absence

14.1

If you are unable to go to work through ill health or injury you must report this to the Group CEO (or such other person as may be notified to you from time to time). You shall be required to provide the Company with satisfactory evidence of your incapacity in accordance with the provisions set out on your intranet. You may be asked to submit to an examination by a medical practitioner of the Company’s choice, and you hereby agree to co-operate with such an examination and to authorise the full disclosure of any resulting report to Barclays.

14.2

The payment of salary and any allowances during periods of sickness will be subject to you following the requirements regarding notification and certification of absence as set out on your intranet and the Company being satisfied that you are unable to work due to illness or injury.

15.	Other absences from work

Approval should be obtained in advance from the Group CEO for absence during working hours. If unexpected circumstances mean that this is not possible, you should inform the Group CEO as soon as possible. Absence without approval and / or explanation will be dealt with under the disciplinary procedure (misconduct) which could result in disciplinary action being taken against you by the Company and which may result in the termination of your employment.

16.	Amendments to terms and conditions of employment

16.1

The Company reserves the right to review, revise, amend, replace or withdraw the contents of the Agreement and introduce new policies, practices, guidelines and procedures from time to time to reflect the changing needs of the business or any changes in legislation or regulation from time to time.

16.2

For the avoidance of doubt, where the Company retains a discretion under this Agreement (including but not limited to the discretion to make incentive award(s) to you, any matters considered in the decision whether to make such an award and the value, form, conditions and timing of delivery of any such award(s)) such discretion cannot be limited or fettered in any way other than by agreement between you and the Company which is documented formally in writing on the Company’s headed paper by an authorised member of the Human Resources Department.

17.	Allocation of duties and transfer within the Barclays Group

You agree that the Company will be entitled at any time and without prior notice to: (i) assign you to carry out such projects and/or duties commensurate with your abilities as it will in its absolute discretion determine; and/or (ii) assign you on a temporary or permanent basis to undertake additional duties and/or different duties compatible with your abilities within any part or parts of the Barclays Group as it will in its absolute discretion determine; and/or (iii) second you on a temporary or permanent basis to work for any company in the Barclays Group or to a third party and/or (iv) transfer your employment and its rights and obligations to another company in the Barclays Group.

18.	Leaving Barclays

18.1

Subject to paragraph 2 of these Detailed Terms and Conditions the Company and you may each terminate your Agreement in accordance with the “Notice” paragraph set out in your Summary of Key Terms. In addition:

(a)

if you are unable to start your employment by your agreed Start Date, the Company may terminate your employment immediately without notice and you will have no entitlement to receive any payment or other benefit whatsoever from the Company or the Barclays Group;

(b)

your employment may also be terminated by the Company without notice or pay in lieu of notice if you commit an act of gross misconduct or cause, which may include failure to comply with any policies and/or procedures including those referred to in the Detailed Terms and Conditions, lack of competence, serious breach of the Agreement or improper or unethical behaviour; and

(c)	the Company may (without incurring any obligation to pay compensation) immediately terminate your employment if you:

i.	are convicted of any criminal offence (other than a minor offence which, in the opinion of the Company, does not affect your position as an employee of the Company); or

ii.

are guilty of any act of dishonesty or serious misconduct or any conduct which brings or is intended to bring any member of the Barclays Group or yourself into disrepute or may damage the business or affairs of the Barclays Group; or

iii.	have been found by the Company to have materially or repeatedly breached or have not complied with the terms of this Agreement (or otherwise fail or refuse to carry out the duties assigned to you); or

iv.	have breached or otherwise failed the Barclays Group sanctions screening policy or process; or

v.	cease to hold or fail to obtain any regulatory approvals or consents which are required for the effective discharge by you of any duties assigned to you under this Agreement; or

vi.	become prohibited by law or any regulatory body from holding the office of director of Barclays, the Company or Barclays Group company; or

vii.	materially breach the rules of the PRA, FCA or any replacement or other applicable regulatory body; or

viii.	breach any Barclays Group rules on anti-bribery or anti-corruption; or

ix.	become bankrupt (or equivalent in any other jurisdiction) or become the subject of an interim order under the Insolvency Act 1986 or make any arrangements or composition with your creditors.

This sub paragraph is not exhaustive and does not restrict any other right which the Company may have (whether at common law or otherwise) to terminate your employment summarily.

18.2

The termination of your employment will not affect any terms of your Agreement which are intended to operate after the termination date, including the paragraphs relating to Intellectual Property, Confidentiality and Post Employment Restrictions.

18.3	On termination of your employment, irrespective of the reason, or at any other time when asked by the Company, you:

(a)

will immediately return to the Company all vehicles, equipment and documents, whether electronic or otherwise, and any other property (of any kind) (security pass, business cards, etc) relating to the business of or belonging to the Barclays Group, together with all copies of any such documents that you have in your possession or under your control;

(b)

will irretrievably delete any information relating to the business of the Company or the Barclays Group stored on any computer or storage device and all information derived from the same in your possession or control and held outside of any Barclays Group premises;

(c)	will resign with immediate effect from any directorships, offices or other appointments you hold within or connected to Barclays or the Barclays Group;

(d)

in the event of your failure to do so, hereby irrevocably authorise the Company to appoint some person in your name and on your behalf to sign and deliver such resignations and do all things requisite to give effect to such resignations referred to in clause 18.3(c) above; and

(e)	will confirm in writing that you have complied fully with the terms of this paragraph and provide evidence of compliance as the Company may request.

19.	Payment in lieu of notice

19.1

The Company reserves the right in its absolute discretion to terminate your employment and this Agreement with immediate effect (whether or not notice has been given by either party) by giving notice in writing to you of its intention to make a payment in lieu of notice and if it does so the Company shall make a payment and if it does so the Company shall make a payment in lieu of notice equal to the salary that you would be entitled to receive during any unexpired part of the applicable notice period (“Payment in Lieu”). For the avoidance of doubt where your employment is terminated in accordance with this clause 19.1 this Agreement will terminate on the date the Company notifies you that it is terminating your employment in accordance with this clause.

19.2

Any Payment in Lieu will be paid less tax and any applicable withholdings. You will not be entitled to receive any payment in respect of annual leave entitlement that would have accrued during the period for which the Payment in Lieu is made.

19.3

Any Payment in Lieu may at the Company’s discretion be paid as a lump sum within one month of the Termination Date or in equal monthly instalments from the Termination Date on which notice is served until what would have been the end of the Notice Period provided always that if after exercising its discretion to make a Payment in Lieu the Company becomes aware of any grounds that would permit it to summarily terminate your employment any payments due under this clause 19.3 will cease to be payable and the net value of any Payment in Lieu that has been received by you shall be repaid as a debt to the Company within 30 days of the Company notifying you of this repayment obligation.

19.4

If the Company elects to pay the Payment in Lieu in instalments and, while such payments are being made, you begin any consultancy, office, appointment or other employment or enter into an arrangement to provide your services, then any Payment in Lieu may be reduced by the amount of any salary, fees or remuneration payable to you or for your benefit referable to period ending on the date when the Notice Period from the Company would otherwise have expired.

20.	Garden leave and suspension

20.1	The Company may suspend you at any time from the performance of all or any of your duties:

(a)	for the whole or any part of any applicable Notice Period; or

(b)

for such periods and on such terms as is necessary to allow any investigation to take place (including, but not limited to an investigation by a regulatory authority or an investigation under the Company’s disciplinary procedure).

20.2

During any period of suspension, the Company will be under no obligation to provide work for or assign any duties to you and may require you not to attend any premises of any member of the Barclays Group (other than as a customer) and may require you to:

(a)

not speak to, contact or otherwise communicate with or engage with any director, consultant, agent, contractor or employee of any member of the Barclays Group other than to carry out your personal banking, or any person, firm or company who, at the date of such suspension or exclusion is a client or customer of any member of the Barclays Group unless they are members of your immediate family;

(b)	meet with representatives from the Company in order to facilitate a handover of work and provide assistance with ongoing business activity; and

(c)	take any annual leave which you have accrued.

20.3

During any period of suspension your employment with the Company and the terms of your Agreement will continue and you will continue to be bound by your obligations under it (except as expressly set out in this paragraph) including your obligations of confidentiality, good faith and fidelity to the Company.

21.	Post termination restrictions

21.1

You agree with the Company (for itself and as trustee and agent for each member of the Barclays Group) that you will not, whether directly or indirectly, on your own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

(a)

for a period of 6 months from the Termination Date approach, solicit or deal with any person, firm, company or other entity who is or was a customer, client or supplier of the Company or the Barclays Group and with whom you had material dealings in the course of your employment with the Company or in respect of whom you were aware of material and confidential information, in both cases within the 12 month period immediately prior to the Termination Date. Nothing in this paragraph will prohibit you from seeking or doing business which is not in direct or indirect competition with the business of the Barclays Group; and

(b)

for a period of 6 months from the Termination Date, carry on, set up, be employed, engaged or interested (whether as a director, officer, shareholder, investor, principal, consultant, agent, partner or employee) in a business in the UK or in any country in the world in which the Barclays Group carries on business which is competitive or plans to be competitive with the Barclays Group in the provision of banking or financial services and such other services carried on by the Barclays Group at the date on which your employment terminates and (i) with which you were actively involved in the 12 months prior to the earlier of the termination date of your employment and the Garden Leave Date; or (ii) in respect of which you had access to financial data or confidential information. The provisions of this sub paragraph shall not, at any time following the date on which your employment terminates, prevent you from holding for investment purposes only shares or securities which do not exceed five per cent (5%) in nominal value of the share capital or stock of any class of any company quoted on a recognised stock exchange and, in addition, shall not prohibit the seeking or doing of business not in competition with the business of the Barclays Group; and

(c)

for a period of 12 months from the Termination Date solicit or entice away or attempt to solicit or entice away or engage any director, officer or employee of executive status in the Barclays Group with whom you had material dealings within the 12 month period immediately prior to the Termination Date. For the purposes of this paragraph “employee of executive status” will include (i) any director or officer of any Barclays Group company; (ii) any employee of the Barclays Group with a corporate grading Managing Director, Director, Vice President (or equivalent grades, or anything which replaces these grades); and (iii) any employee of the Barclays Group with a lower corporate grading where in the 12 months prior to the Termination Date, they have had line manager responsibilities or have been engaged in work or projects which in the Company’s reasonable opinion are key to its business and / or mean that they are in possession of material and confidential information relating to the Barclays Group.

21.2

Each of the restrictions contained in this paragraph are considered by the parties to be reasonable in all the circumstances as at the date of this Agreement. However, the parties agree that if any one or more of such restrictions will be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Barclays Group, but would be enforceable if words were deleted or one or more of the duration, range of activities and area covered were reduced in scope, the restrictions will be deemed to apply with such modifications as may be necessary to make them valid and effective. Any such modification will not affect the validity of any other restriction contained in this Agreement and it is agreed that each restriction in this paragraph will be construed as separate and individual restrictions.

21.3

You agree that if, during either your employment with the Company or the period of the restrictions set out in this paragraph you receive an offer of employment or engagement, you will provide a copy of these restrictions to the offeror as soon as reasonably practicable after receiving the offer.

22.	Further terms

22.1	No omission to exercise or delay in exercising any right, power or remedy of the Company under your Agreement will constitute a waiver of that right, power or remedy.

22.2	During your employment:

(a)

the Company may at its discretion require that you undergo screening, including for criminal record, sanctions list and/or credit reference checks from time to time. It is anticipated that any such screening would only be undertaken if required for regulatory purposes or in order to comply with the minimum standards for the role you are undertaking; and

(b)	you should advise the Company should any of the circumstances as set out in paragraph 18.1(c) of this Agreement arise or be brought against you.

22.3

You acknowledge that in entering into this Agreement you have not relied on any representation or undertaking by the Company whether oral or in writing, except as expressly incorporated into your Agreement.

22.4

You consent to the Company monitoring your use of all Company resources and its communication and electronic equipment (including without limitation the telephone, blackberry, software applications and email systems) and information stored on the Company’s computer equipment, as described in your local acceptable use policy in accordance with the Barclays Group procedure and / or guidance on electronic communications. A copy of the policy that applies to you can be found on your intranet.

22.5

You understand that you may, during your employment, be granted awards under the terms of one or more of the Company’s long term incentive plans or any incentive or bonus plan operated by the Barclays Group. If, on termination of your employment, you lose any of the rights or benefits under any such plans you will not be entitled, by way of compensation for loss of office or otherwise, to any compensation for the loss of any rights under any such plans.

23.	Certifications

23.1	You agree and certify that:

(a)

you are not precluded or restricted by any term of any agreement, undertaking or court order or any obligation to any third party from entering into your Agreement or undertaking or properly performing any of the duties of your employment with the Company;

(b)	you will notify the Company of any change in circumstances around the termination of your employment with your previous employer between the date of this Agreement and the Start Date;

(c)

you are not currently, and have never been, the subject of an investigation by any company or body into suspected bribery or corruption activity where either: (i) the investigation was concluded and your conduct found to amount to misconduct; or (ii) where the investigation was on-going and did not reach a conclusion because your employment (or engagement) with that company or body was terminated during the investigation (whether by mutual consent or by voluntary termination or otherwise);

(d)

you are not currently, and have never been, the subject of an investigation into suspected criminal activity involving elements of dishonesty (including theft or fraud) or anti-competitive behaviour; and

(e)	you will not during your employment at the Company breach any third party’s rights in respect of confidential information and/or intellectual property.

23.2	Any breach of these certifications will entitle Barclays to immediately terminate your employment.

24.	Third party rights

Any member of the Barclays Group may enforce the terms of this contract subject to and in accordance with the Contract (Rights of Third Parties) Act 1999. Other than members of the Barclays Group, a person who is not a party to your Agreement will have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

25.	Working Time

You agree that you have unmeasured working time for the purposes Regulation 20 of the Working Time Regulations 1998.

26.	Governing law

Your Agreement is governed in accordance with the laws of England and Wales. The parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in relation to any legal action or proceedings that arise out of or in connection with this Agreement.

27.	Key policies, procedures and practices

27.1

You must comply with all of the Company’s policies and procedures, including Barclays Group policies and procedures on, and any other legal obligations relating to, anti-bribery and corruption. Failure to do so may result in disciplinary action being taken against you.

27.2

You should familiarise yourself with all policies and procedures that apply to your grade and business area as set out on your intranet, including for example, policies and procedures on: customer complaints, reporting obligations, maternity and paternity, other forms of paid and unpaid leave, learning and development policies, and social networking policies. This paragraph sets out key policies, guidelines and procedures that apply to you and is not intended as a comprehensive list:

➢    Anti Bribery and Corruption

➢    Financial Services Authority Statement of Business Principles

➢    Equality and Diversity

➢    Performance Development

➢    Flexible Working

➢    Grievance Procedure

➢    Disciplinary and Capability Procedure

➢    Bullying, Harassment and Discrimination policy

➢    Dress at Work

➢    You and Our Customers

➢    Gifts and Entertainment

➢    Health and Safety

➢    Raising a Concern (“Whistle-blowing”)

➢    Substance Abuse

27.3	Unless otherwise stated, these policies, guidelines and procedures do not form part of your Agreement.

27.4

The disciplinary and grievance rules and procedures which are applicable to your employment are set out on your intranet. These rules and procedures do not form part of your contract of employment. If you wish to appeal against a disciplinary decision you should apply in writing to your line manager or HR contact in accordance with the Company’s disciplinary procedure. If you wish to raise a grievance please apply in writing to your line manager or HR contact in accordance with the Company’s grievance procedure.

APPENDIX 1

Definitions and interpretation

In the Detailed Terms and Conditions, the following terms have the following meanings:

“Barclays” means Barclays PLC.

“Barclays Group” means Barclays, the Company and any other company which is from time to time:

(a)	a holding company (as defined by Section 1159 of the Companies Act 2006) of Barclays;
(b)	a subsidiary (as defined by Section 1159 of the Companies Act 2006) of Barclays or of its holding company;
(c)	a company over which Barclays has control within the meaning of Section 1124 of the Corporation Tax Act 2010; or
(d)	a subsidiary undertaking (as defined by Section 1162 of the Companies Act 2006) of Barclays;

and “Barclays Group company” will be interpreted accordingly.

“Benefits Allowance” means the allowance allocated for the purposes of My Rewards.

“Board” means the Board of Directors of Barclays and any duly appointed committee of the Board.

“Company” means your employing entity within the Barclays Group.

“FCA” means the Financial Conduct Authority or any successor or applicable regulatory authority.

“Group CEO” means the Barclays Group Chief Executive Officer from time to time.

“Notice Period” means the notice period as set out in your Summary of Key Terms.

“PRA” means the Prudential Regulation Authority or any successor or applicable regulatory authority.

“Risk and/or Compliance requirements” means a control or regulatory issue of business unit significance that is identified by the Company in its absolute discretion.

“Share” means an ordinary share in Barclays PLC.

“Start Date” means the start date as set out in your Summary of Key Terms.

“Termination Date” means the date on which your employment terminates.

Some capitalised terms in the Detailed Terms and Conditions are as defined in your Summary of Key Terms and any applicable Schedules unless stated otherwise. References to any statute or legislation will include any modification, re-enactment or extension of that legislation.